September 1, 1998

Via Federal Express

Mr. Edward J. Sitar
960 Glenwood Avenue
Plainfield, New Jersey 07060-3420

      Re: MIM Corporation

Dear Ed:

      MIM Corporation, a Delaware corporation (the "Company"), is pleased to offer you employment as the Vice President - Finance of the Company, on the terms and subject to the conditions set forth below. The terms and conditions of your employment, upon your execution and delivery of this letter to us, will be as follows:

1. POSITION AND DUTIES              Vice President - Finance of the Company,
                                    with overall responsibility for the
                                    accounting and finance areas of the Company and its subsidiaries and affiliates including, but not limited to:

                                    (i)    Preparation of, and primary
                                           responsibility for all audited and
                                           unaudited financial statements
                                           relating to the Company and its
                                           subsidiaries and affiliates; and

                                    (ii)   the hiring of personnel in support of
                                           such group, with the prior approval
                                           of Chief Operating Officer.

                                    In such capacity, you shall report to, and shall have such further duties as shall be assigned to you by, the Company's President and Chief Operating Officer, Scott R. Yablon.

2. TERM: Subject to the execution and delivery of this letter, a Non-Qualified Stock Option Agreement substantially in the form attached hereto as Exhibit A (the "Option Agreement") and the Restrictive Covenants substantially in the form attached hereto as Exhibit B, each between the Company and you, your employment shall commence and shall continue until terminated by you or the Company. The first year of your employment shall terminate on December 31, 1998. Each year of your employment thereafter shall coincide with the calendar year.

Mr. Edward J. Sitar
September 1, 1998
Page 2


3. BASE COMPENSATION:               Your base salary shall be at the rate of
                                    $165,000.00 per calendar year, payable
                                    bi-weekly, or at such other times as other employees of the Company are paid generally.
                                    Your performance and compensation shall be reviewed twelve (12) months after the commencement of your employment and every twelve (12) months thereafter. However, any increase in your compensation shall be in the Company's sole and absolute discretion.

4. BONUS COMPENSATION:              During your employment, you shall be
                                    eligible to receive bonus compensation under the Company's executive bonus program established for the benefit of senior executives of the Company. During your first year of employment ending December 31, 1998, you not will be eligible to receive any such bonus. You will be eligible to receive bonuses under this program beginning in fiscal 1999.

                                    Eligibility for the aforementioned bonuses will be premised upon your continuing employment through the end of the calendar year to which the bonus in any year of your employment relates.

                                    All base, bonus or other compensation
                                    received shall be subject to applicable
                                    federal, state and local withholding and other taxes.

5. TRANSPORTATION
   ALLOWANCE:                       During your employment, the Company will
                                    provide you with a monthly allowance of $500 for the use of an automobile.

6. MOVING EXPENSES:                 The Company will pay or reimburse you for
                                    all reasonable expenses actually incurred by you, up to a maximum of $25,000, in connection with the sale of your current primary residence, the purchase of a new primary residence in reasonable proximity to the Company's principal executive offices and the moving of your household items to your new residence, including without limitation, broker or agent's sales commissions, reasonable legal fees and expenses and financing costs.

Mr. Edward J. Sitar
September 1, 1998
Page 3


7. PARTICIPATION IN BENEFIT
   PLANS; VACATION:                 During your employment with the Company, you
                                    shall be permitted, if and to the extent eligible, to participate in all employee benefit plans, policies and practices now or hereafter maintained by or on behalf of the Company, commensurate with your position with the Company. Nothing in this agreement shall preclude the Company from terminating or amending any such plans or coverage so as to eliminate, reduce or otherwise change any benefit payable thereunder. You shall also be entitled to receive $3,000.00 toward insurance premiums. You will be entitled to three weeks of vacation in 1999 and four weeks of vacation thereafter.

8. EXPENSES:                        Subject to such policies as may from time to
                                    time be established by the Company's Board of Directors, the Company will pay or reimburse you for all reasonable and necessary expenses actually incurred or paid by you during the term of your employment in the performance of your duties under this agreement, upon submission and approval of expense statements, vouchers or other reasonable supporting information in accordance with the then customary practices of the Company.

9. SEVERENCE;
   CHANGE OF CONTROL:               If, within the three-month period following
                                    a "Change of Control" (as defined below), you are terminated by the Company or a successor entity or you elect to terminate your employment after the Company or such successor entity materially reduces your duties and responsibilities, or assigns you duties materially inconsistent with your position prior to such Change of Control, then you shall be entitled to receive six months salary and other benefits earned and accrued prior to the effective date of the termination of your employment (and reimbursement for expenses incurred prior thereto).

                                    In addition, all outstanding unvested
                                    options held by you shall vest and become immediately exercisable and shall otherwise be exercisable in accordance with their terms. In such event, you shall also become vested in any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) or

Mr. Edward J. Sitar
September 1, 1998
Page 4

                                    403(a) of the Internal Revenue Code of 1986, as amended. Thereafter you shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment or other triggering event, or any other rights hereunder.

                                    For purposes of this Agreement, "Change of Control" means the occurrence of one of the following:

                                    (i)    a "person" or "group" within the
                                           meaning of sections 13(d) and 14(d)
                                           of the Securities and Exchange Act of
                                           1934 (the "Exchange Act") becomes the
                                           "beneficial owner" (within the
                                           meaning of Rule 13d-3 under the
                                           Exchange Act) of securities of the
                                           Company (including options, warrants,
                                           rights and convertible and
                                           exchangeable securities) representing
                                           50% or more of the combined voting
                                           power of the Company's then
                                           outstanding securities in any one or
                                           more transactions; provided, however,
                                           that purchases by employee benefits
                                           plans of the Company and by the
                                           Company or its affiliates shall be
                                           disregarded; or

                                    (ii)   any sale, lease, exchange or other
                                           transfer (in one transaction or a
                                           series of related transactions) of
                                           all or substantially all of the
                                           operating assets of the Company; or

                                    (iii)  a merger or consolidation, or a
                                           transaction having a similar effect
                                           (unless such merger, consolidation or
                                           similar transaction is with a
                                           subsidiary of the Company or with
                                           another company, a majority of whose
                                           outstanding capital stock is owned by
                                           the same persons or entities who at
                                           that time own a majority of the
                                           Company's outstanding common stock
                                           (the "Common Stock")), where (A) the
                                           Company is not the surviving
                                           corporation, (B) the majority of the
                                           Common Stock of the Company is no
                                           longer held by the stockholders of
                                           the Company immediately prior to the
                                           transaction, or (C) the Company's
                                           Common Stock is converted into cash,
                                           securities or other property (other
                                           than the common stock of a company
                                           into which the Company is merged).

Mr. Edward J. Sitar
September 1, 1998
Page 5

10. OPTIONS TO PURCHASE
    COMMON STOCK:                   As further compensation hereunder, and to
                                    induce you to accept our employment offer, effective upon the later to occur of the date you commence your employment with the Company and the date you execute the Option
                                    Agreement, the Company shall grant to you
                                    50,000 options to purchase the Common Stock, par value $0.0001 per share, of the Company
                                    ("Common Stock"), on the terms and
                                    conditions set forth in the form of Option
                                    Agreement as aforesaid. The grant of your options to purchase Common Stock is subject, however, to approval by the Company's
                                    Compensation Committee of its Board of
                                    Directors. Such options shall vest over a three year period in three equal annual installments, all as more fully set forth in the Option Agreement.

11. RESTRICTIVE COVENANTS:          Contemporaneously with the commencement of
                                    your employment, you shall execute and
                                    deliver the Restrictive Covenants
                                    substantially in the form attached hereto as Exhibit, whereby, among other things, you will agree to not compete with the "Business" of the Company (as defined) during the term of your employment and for a period of one year following such termination and to not disclose to any third party any trade secrets or proprietary information relating to the Company, now or hereafter acquired by you.

12. ASSIGNABILITY; BINDING
    NATURE: This agreement is binding upon, and will inure to the benefit of the parties hereto and their respective successors, heirs, administrators, executors and assigns. None of your rights or obligations under this agreement may be transferred by will or operation of law. The rights and obligation of the Company under this agreement may be assigned or transferred by operation of law in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company.

13. ENTIRE AGREEMENT:               This agreement supersedes all prior
                                    agreements and, together with the Option
                                    Agreement, the Confidentiality Agreement and the Non-Competition Agreement, contains the entire

Mr. Edward J. Sitar
September 1, 1998
Page 6

                                    agreement between the parties concerning the subject matter hereof.

14. AMENDMENTS AND WAIVERS:         This agreement may not be modified, amended,
                                    waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

15. NOTICES:                        Any notice given hereunder must be in
                                    writing and will be deemed received when delivered personally or by courier, or five
                                    (5) days after being mailed, certified or registered mail, return receipt requested and duly addressed to the party concerned at the address indicated above or at such other address as such party may subsequently provide in writing.

16. GOVERNING LAW:                  The agreement will be governed by, and
                                    construed and interpreted in accordance with the laws of the State of New York.

Mr. Edward J. Sitar
September 1, 1998
Page 7

      If you are in agreement with the terms and conditions of your employment pursuant to this letter agreement, kindly execute this letter agreement in the space provided below and return it to the undersigned.

                                          Sincerely yours,

                                          MIM Corporation


                                          By: /s/ Barry A. Posner
                                          Name:  Barry A. Posner
                                          Title: Vice President and General
                                                 Counsel

AGREED TO AND ACCEPTED BY:

/s/ Edward J. Sitar
Name: Mr. Edward J. Sitar

Mr. Edward J. Sitar
September 1, 1998
Page 8

                                                                       Exhibit B

                              RESTRICTIVE COVENANTS

      Covenant Against Competition; Other Covenants. The Executive acknowledges that (i) the principal business of the Company is the provision of a broad range of services designed to promote the cost-effective delivery of pharmacy benefits, including pharmacy benefit management services, claims processing and/or the purchasing of pharmaceutical products on behalf of pharmacy networks and long term care facilities (including assisted living facilities and nursing homes) (such business, and any and all other businesses that after the date hereof, and from time to time during the Term, become material with respect to the Company's then-overall business, herein being collectively referred to as the "Business"); provided, however, that Business shall not include any areas of business and/or services that the Company is not engaged in at such time that the Company is sold, merged, consolidated or any other event that would constitute a "Change of Control" (as defined in Section 9 of the Agreement), regardless of whether the successor or acquiring entity is then engaged in such other areas of business and/or services; (ii) the Company is dependent on the efforts of a certain limited number of persons who have developed, or will be responsible for developing the Company's Business; (iii) the Company's Business is national in scope; (iv) the Executive's work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Executive contained in these Restrictive Covenants are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into the Agreement (as defined below) but for the covenants and agreements set forth herein. Accordingly, the Executive covenants and agrees that:

            (a) At any time during his employment with the Company and ending one year following (i) termination of the Executive's employment with the Company (irrespective of the reason for such termination) or (ii) payment of any severance in accordance with Section 9 of Executive's Employment Agreement with the Company dated September 1, 1998 (the "Agreement"), whichever occurs last, the Executive shall not engage, directly or indirectly (which includes, without limitation, owning, managing, operating, controlling, being employed by, giving financial assistance to, participating in or being connected in any material way with any person or entity other than the Company), anywhere in the United States in (i) the Business and (ii) any component of the Business; provided, however, that the Executive's ownership as a passive investor of less than two percent (2%) of the issued and

Mr. Edward J. Sitar
September 1, 1998
Page 9

outstanding stock of a publicly held corporation shall not be deemed to constitute competition.

            (b) During and after the period during which the Executive is employed, the Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the Business and affairs of the Company and its affiliates, all confidential matters relating to the Company's Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the "Confidential Company Information"), including, without limitation, information with respect to (i) the strategic plans, budgets, forecasts, intended expansions of product, service, or geographic markets of the Company and its affiliates, (ii) sales figures, contracts, agreements, and undertakings with or with respect to customers, (iii) profit or loss figures, and (iv) customers, clients, suppliers, sources of supply and customer lists, and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company's express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of these Restrictive Covenants or the Agreement. Notwithstanding the foregoing, this section (b) shall not apply to the extent that the Executive is acting to the extent necessary to comply with legal process; provided that in the event that the Executive is subpoenaed to testify or to produce any information or documents before any court, administrative agency or other tribunal relating to any aspect pertaining to the Company, he shall immediately notify the Company thereof.

            (c) During the period commencing on the date hereof and ending two years following the date upon which the Executive shall cease to be an employee of the Company or its affiliates, the Executive shall not, without the Company's prior written consent, directly or indirectly, solicit or encourage to leave the employment or other service of the Company or any of its affiliates, any employee or independent contractor thereof or hire (on behalf of the Executive or any other person or entity) any employee or independent contractor who has left the employment or other service of the Company or any of its affiliates within one year of the termination of such employee's or independent contractor's employment or other service with the Company and its affiliates. During such period, the Executive will not, whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company's or any of its affiliates' relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the Term is or was a customer or client of the Company or any of its affiliates.

Mr. Edward J. Sitar
September 1, 1998
Page 10

            (d) All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by the Executive or made available to the Executive concerning the Business of the Company and its affiliates shall be the Company's property and shall be delivered to the Company at any time on request.

      Rights and Remedies upon Breach of Restrictive Covenants.

            (a) The Executive acknowledges and agrees that any breach by him of any of the provisions of sections (a) through (d) above (the "Restrictive Covenants") would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company and its affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages):

                  (i) The right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

                  (ii) The right and remedy to require the Executive to account for and pay over to the Company and its affiliates all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company and, if applicable, its affected affiliates.

            (b) The Executive agrees that in any action seeking specific performance or other equitable relief, he will not assert or contend that any of the provisions of these Restrictive Covenants are unreasonable or otherwise unenforceable. The existence of any claim or cause of action by the Executive, whether predicated on the Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.


/s/ Edward J. Sitar

Edward J. Sitar